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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We hereby consent to the incorporation by reference in the Prospectuses of the Polaris II A-Class and Polaris II Asset Manager Variable Annuities, which constitute part of this Registration Statement on Form S-3, of our report dated March 29, 2004 appearing on page F-2 of AIG SunAmerica Life Assurance Company's (formerly, Anchor National Life Insurance Company) Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the incorporation by reference of our report dated July 9, 2004, relating to the financial statements of Variable Annuity Account Seven of AIG SunAmerica Life Assurance Company in such Prospectuses. We also consent to the reference to us under the heading "Independent Registered Public Accounting Firm" in such Prospectuses.



PricewaterhouseCoopers LLP
Los Angeles, California
August 16, 2004